EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 30, 2002 relating to the financial statements and financial statement schedules, which appears in Latitude Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers

San Jose, California

January 30, 2003